UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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U.S. Energy Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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U.S. ENERGY CORP.

4643 S. Ulster Street, Suite 970

Denver, Colorado 80237

Notice of Annual Meeting of Shareholders

May 11, 2016

Dear Shareholders:

We are pleased to provide you with notice of our 2016 Annual Meeting of Shareholders, and we invite you to attend the meeting in person, if possible. The timing, location and summary of each of the proposals to be voted upon are as follows:

Date:	Monday, June 20, 2016	Time:	8:30 AM MDT

Place:	Regency Plaza, 4643 S. Ulster Street, Suite 970, Denver, Colorado 80237
Purposes:	1.	To elect the two nominees for directors identified in the accompanying proxy statement (Stephen V. Conrad and David A. Veltri) to serve until the third succeeding annual meeting of shareholders (to be held in 2019) and their successors have been duly elected or appointed and qualified;
	2.	To ratify the appointment of Hein & Associates LLP as our independent auditor for fiscal year 2016;
3.	To approve, on an advisory basis, the 2015 compensation of the Company’s named executive officers;
4.	To approve an amendment to our Restated Articles of Incorporation to effect a reverse stock split of our common stock at a reverse split ratio of six shares for one share (6:1), without reducing the authorized number of shares of our common stock; and
5.	For any other proper purpose in accordance with the Bylaws of the Company.

The formal proxy statement that follows this letter provides extensive background information about each of the proposals, along with the recommendations of our Board of Directors to vote in favor of each of the proposals.

Only stockholders of record at the close of business on April 29, 2016 are entitled to receive notice of and to vote at the Annual Meeting. A copy of our Annual Report for the fiscal year ended December 31, 2015 is available at www.usnrg.com. Please read this information carefully before voting your proxy.

The Securities and Exchange Commission (“SEC”) allows companies to furnish proxy materials over the Internet, which reduces environmental impact as well as printing and mailing costs. Unless otherwise requested by the shareholder, we are mailing to each shareholder a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) instead of mailing paper copies of the proxy materials. The Notice of Availability contains instructions on how to access the proxy materials on the Internet, and also on how to request a paper copy of the proxy materials. All shareholders who do not receive a Notice of Availability will receive a paper copy of the proxy materials by mail.

Whether or not you plan to attend the meeting, please take the time to vote:

➢	Via the internet – Go to the website shown on your proxy card or the Notice of Availability;
➢	Via telephone – Call the toll free number shown on the Notice of Availability; or
➢	Via mail – Complete, sign and date your proxy card and mail it in the postage paid envelope.

If you were a shareholder of record of the Company at the close of business on April 29, 2016, you may attend and vote at the meeting. The names of shareholders of record entitled to vote at the meeting will be available for review at the meeting and during regular business hours at our headquarters in Denver, Colorado.

If you wish to attend the meeting and vote in person, but you hold your shares through a broker or other nominee (i.e., your shares are held in “street name”), contact your broker or nominee promptly to obtain a “legal proxy” which you must bring to the meeting in order to vote in person at the meeting. Thank you for your support for the recommendations of our Board of Directors.

By Order of the Board of Directors

/s/ David A. Veltri
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY

OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2016

This Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available on our website www.usnrg.com.

U.S. ENERGY CORP.

4643 S. Ulster Street, Suite 970

Denver, Colorado 80237

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

ON MONDAY, JUNE 20, 2016

This proxy statement (“Proxy Statement”) is provided in connection with a solicitation of proxies by the Board of Directors (the “Board”) of U.S. Energy Corp. (“U.S. Energy”, the “Company”, “we”, “our”, or “us”) for the annual meeting of shareholders to be held on Monday, June 20, 2016, at 8:30 am MDT at the corporate offices of U.S. Energy, 4643 S. Ulster Street, Suite 970, Denver, Colorado 80237 (the “Annual Meeting”), and at any adjournments of the meeting. On or about May 11, 2016, we will begin mailing the Notice of Availability, and thereafter we will begin mailing a full set of proxy materials to shareholders who request delivery of the materials in paper form.

GENERAL

Who Can Vote

Only holders of our common stock at the close of business on the record date of April 29, 2016 are entitled to receive notice of and to vote at the Annual Meeting. As of April 29, 2016, there were 28,233,068 shares of our common stock issued and outstanding.

You may hold your shares “of record” or in “street name.” The difference between shareholders of record and street name holders is:

•	Shareholder of Record. If your shares are registered directly in your own name with our transfer agent, Computershare Trust Company, Inc., you are considered to be the holder of record of those shares and you may vote directly via internet, by telephone, by mail or in person.

•	Street Name Shareholder. If your shares are held in a stock brokerage account or by a broker or other nominee, you are considered the “street name” holder, and the beneficial owner, of those shares and you have the right to direct your broker or nominee how to vote. However, since you are not the shareholder of record, you may not vote those shares in person at the Annual Meeting unless you obtain a “legal proxy,” which you must bring to the meeting in order to vote in person at the meeting.

Quorum and Voting Rights

A quorum for the meeting will exist if a majority of the voting power of the shareholders is present at the meeting, in person or represented by properly executed proxies delivered to us prior to the meeting. Shares of common stock present at the meeting that abstain/withhold from voting, or that are the subject of “broker non-votes,” will be counted as present for determining a quorum.

New York Stock Exchange (“NYSE”) Rule 452 governs discretionary voting by brokers of shares held in street name when beneficial owners have not instructed how such shares should be voted. Because the rule governs all brokers who are members of the NYSE, it affects all public companies that have shares held in street name, not just companies listed on the NYSE. Under the rule, such brokers have discretionary authority to vote street name shares on “routine” items such as the ratification of the Company’s appointment of auditors, but not on other matters, including the election of directors. Of the matters to be presented at the Annual Meeting, Proposal 2 (ratification of auditors) and Proposal 4 (amendment to articles of incorporation to effect reverse stock split) will be considered routine matters for purposes of the rule. Accordingly, if your broker does not receive instructions from you, your broker will not be able to vote your shares on any of the other matters, and a “broker non-vote” will occur with respect to those matters.

You are entitled to one vote for each share of U.S. Energy common stock you hold, except that in the election of directors you may cumulate your votes. Cumulative voting generally allows each holder of shares of common stock to multiply the number of shares owned by the number of directors nominated for election, and to distribute the resulting number of votes among nominees in any proportion that the holder chooses.

Votes Needed

On Proposal 1, Election of Directors, nominees in a number equal to the seats to be filled on the Board who receive a plurality of votes cast will be elected as directors. If you withhold your shares from voting, your shares will not be counted for any director. Withheld votes and broker non-votes will have no effect on the election of directors.

Each of the other proposals, and any other matter which properly comes before the meeting in accordance with the Bylaws of the Company, will be approved or ratified, as the case may be, if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions are not considered votes cast and they will have no effect on such proposals. Broker non-votes will have no effect on Proposal 3 – Advisory Vote on Executive Compensation.

How Your Proxy Will Be Voted; Recommendation of the Board

The Board is soliciting a proxy to provide you with the opportunity to vote on all matters scheduled to come before the meeting (as stated in the Notice of Annual Meeting which accompanies this Proxy Statement), whether or not you attend in person.

The Board recommends you vote as follows on the four proposals stated in the Proxy Statement:

•	For Proposal 1 – election of the two nominees for director, Stephen V. Conrad and David A. Veltri, to serve until the third succeeding annual meeting of shareholders (to be held in 2019) and their successors have been duly elected or appointed and qualified;

•	For Proposal 2 - ratification of appointment of Hein & Associates LLP as the independent auditor of the Company for fiscal year 2016;

•	For Proposal 3 – to approve, on an advisory basis, the 2015 compensation of the Company’s Named Executive Officers;

•	For Proposal 4 – the approval of an amendment to our Restated Articles of Incorporation through the filing of Articles of Amendment to the Restated Articles of Incorporation (the “Articles of Amendment”) to effect a reverse stock split of our common stock at a reverse split ratio of six shares for one share (6:1), without reducing the authorized number of shares of our common stock;

Granting Your Proxy

Your shares will be voted as you specify if you properly complete and return the appropriate form of proxy. If you make no specifications, your proxy will be voted in favor of each proposal listed above.

We do not expect any matters to be presented for action at the meeting other than the matters stated in the Notice of Annual Meeting accompanying this Proxy Statement. However, as permitted by SEC Rule 14a-4(c), the proxy will confer discretionary authority with respect to any other matter that may properly come before the meeting. The persons named as proxies intend to vote in accordance with their judgment on any such matters.

Revoking Your Proxy

If you are a shareholder of record and submit a proxy, you may revoke it later or submit a revised proxy at any time before it is voted. You also may attend the meeting in person and vote by ballot, which would cancel any proxy you previously submitted. If you are a street name shareholder and you vote by proxy, you may change your vote by submitting new voting instructions to your broker or other nominee in accordance with that entity’s procedures.

Proxy Solicitation

We will pay all expenses of our solicitation of proxies for the Annual Meeting. In addition to solicitations by mail, arrangements have been made for brokers and other nominees to send proxy materials to beneficial owners, and we will reimburse those brokers and other nominees for their reasonable expenses. We have not hired a solicitation firm for the meeting. Our employees and directors will solicit proxies by telephone or other means, if necessary; they will not receive additional compensation for these services.

Requirement and Deadlines for Shareholders to Submit Proposals

Under SEC Rule 14a-8, if a shareholder wants us to include a proposal under that rule to be included in our proxy statement and presented at the annual meeting of shareholders to be held in June 2017, information about the proposal must have been received by us in writing at least 120 calendar days in advance of the first anniversary of the delivery of these proxy materials, or January 11, 2017, at U.S. Energy Corp., 4643 S. Ulster Street, Suite 970, Denver, Colorado 80237; Attention: David A. Veltri, Chief Executive Officer. For a shareholder proposal to be considered at our next annual meeting that will not be included in our proxy statement for that meeting (including director nominations), written notice of the proposal must be delivered to the Company’s Secretary, in accordance with the Company’s Bylaws, at least 90 calendar days before the date of such meeting.

Copies of Our Form 10-K

Promptly upon receiving a request from any shareholder, we will send to the shareholder without charge a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, with exhibits, as filed with the SEC. Please address your request to David A. Veltri, Chief Executive Officer, at U.S. Energy Corp., 4643 S. Ulster Street, Suite 970, Denver, Colorado 80237. You also may contact Mr. Veltri by telephone at (303) 993-3200.

Appraisal Rights

No action is proposed at the Annual Meeting for which the laws of the State of Wyoming or our charter documents provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders’ common stock.

CORPORATE GOVERNANCE

Board of Directors, Audit, Compensation and Nominating Committees

We are committed to sound corporate governance principles. As evidence of this commitment, the Board has adopted charters for its committees and a Code of Ethics. These documents, along with the Company’s Articles of Incorporation and Bylaws, provide the framework for our corporate governance. The charters of the Audit Committee, the Compensation Committee, and the Nominating Committee may be viewed at our web site (www.usnrg.com), at the tab “Investors,” then go to “Governance.” The Code of Ethics also may be viewed at that location. If these documents are amended (or if the Code of Ethics is waived in a manner requiring disclosure under SEC rules), the amendments (and the occurrence of the waiver of the Code of Ethics) will be disclosed on the website as required by the SEC. Copies of each of these documents are available without charge to any person who requests them, by sending a request to U.S. Energy Corp., Attn: David A. Veltri, Chief Executive Officer, 4643 S. Ulster Street, Suite 970, Denver, Colorado 80237.

Board and Committee Independence

The Board is comprised of a majority of independent directors. Specifically, the Board has determined that Stephen V. Conrad (an incumbent director nominee), Jerry W. Danni, Leo A. Heath, James B. Fraser, and Thomas R. Bandy are independent under applicable NASDAQ rules. In addition, the Audit Committee, the Compensation Committee, and the Nominating Committee are each comprised solely of independent directors as required under the applicable requirements of NASDAQ and the SEC.

Board Leadership

Stephen V. Conrad, as Chairman of the Board of Directors, sets the agenda for and presides over Board meetings. The Company believes having a non-executive, independent Board Chairman (i) provides greater transparency between management and the Board, (ii) strengthens board independence, and (iii) and improves board efficiency. David A. Veltri, (CEO and President) is responsible for setting the strategic direction for the Company.

Meetings of the Board

The Board consists of six members and they have primary responsibility for directing management of the business. During 2015, the Board held seven formal meetings, which were attended by all of the directors serving on the Board.

Attendance at Annual Meetings by Directors

Directors are encouraged, but not required, to attend annual meetings. All of the directors attended the June 19, 2015 annual meeting of shareholders.

Communications from Shareholders to the Board

The independent directors have established a process for collecting and organizing communications from shareholders. Shareholders may send communications to the Board by addressing their communications to Stephen V. Conrad, Chairman of the Board, at 4643 S. Ulster Street, Suite 970, Denver, Colorado 80237. Pursuant to this process, Mr. Conrad determines which of the communications address matters of substance that should be considered by all directors, and sends those communications to all the directors for their consideration.

Audit Committee

To provide effective direction and review of fiscal matters, the Board has established an Audit Committee. The Audit Committee has the responsibility of reviewing our financial statements, exercising general oversight of the integrity and reliability of our accounting and financial reporting practices, and monitoring the effectiveness of our internal control systems. The Audit Committee also retains our independent outside audit firm and recommends selection of the internal audit firm. It also exercises general oversight of the activities of our independent auditors, principal financial officer, principal accounting officer, accounting employees and related matters. The Chairman of the Audit Committee is Stephen V. Conrad, who is a Certified Public Accountant. The Board has determined that Mr. Conrad is an audit committee financial expert as defined in Item 407(d) of SEC Regulation S-K. Other members of the Audit Committee are Jerry W. Danni and Leo A. Heath. All members of the Audit Committee are independent directors under applicable NASDAQ and SEC rules.

The Audit Committee met five times in 2015. All Committee members attended each meeting in person or by telephone. The Committee reviewed our financial statements for each quarter in 2015 and the year as a whole and discussed the financial statements with management and our independent audit firm. After the November 5, 2015 quarterly meeting, the Committee met in executive session with our independent audit firm. The Committee also discussed with the independent audit firm the various matters required to be discussed in the statement on Auditing Standards No. 61, as amended and as adopted by the Public Accounting Oversight Board in Rule 3200T. Based on the foregoing, the Committee recommended to the Board at the Audit Committee meeting held on March 22, 2016 that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015. During the year ended December 31, 2015, the Audit Committee Chairman also met independently of management with the firm that performs internal control testing for the Company pursuant to Section 404 of the Sarbanes-Oxley Act. The Committee also reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.

Compensation Committee

The Company has a Compensation Committee, the members of which are Jerry W. Danni (Chairman), Thomas R. Bandy, Stephen V. Conrad, James B. Fraser and Leo A. Heath. These members are independent under applicable criteria established by NASDAQ. This Committee met formally on four occasions in 2015, and discussed compensation matters informally several times during the year. All Compensation Committee members attended all meetings of the Committee during 2015 either in person or by telephone.

The Compensation Committee reviews and recommends to the Board compensation packages for the officers of the Company. The Compensation Committee may delegate to a subcommittee or to the Chief Executive Officer or other officer of the Company such of its duties and responsibilities as the Committee deems to be in the best interests of the Company, provided such delegation is not prohibited by law or NASDAQ rule.

Nominating Committee

The Company has a Nominating Committee, the members of which are Leo A. Heath (Chairman) and Thomas R. Bandy. These members are independent directors under NASDAQ rules. The Nominating Committee is responsible for identifying and recommending to the Board nominees for election to the Board. This process involves consulting with the Company’s CEO to identify qualified candidates with expertise in one of the business areas of the Company, including financial, oil and gas, and investment banking expertise. Once identified, the Nominating Committee reviews the qualifications (including capability, availability to serve, conflicts of interest, and other relevant factors) of any identified potential director candidate and where necessary assists in interviewing such candidate. It recommends to the Board appropriate nominees to election to be included in the Company’s proxy statement for the annual shareholders meeting. The Nominating Committee met once during 2015 with all members attending either in person or by telephone.

Executive Committee

The Executive Committee helps implement the Board’s overall directives as necessary. Members include David A. Veltri (Chairman) and Jerry W. Danni. The Executive Committee does not regularly conduct formal meetings. The Executive Committee did not hold any meetings in 2015.

Hedging Committee

The Company has a Hedging Committee to review and approve the use of all swap agreements. Members include David A. Veltri (Chairman), Thomas R. Bandy and James B. Fraser. This Committee met formally on four occasions in 2015, and discussed hedging matters informally several times during the year. All Hedging Committee members attended all meetings of the Committee during 2015 either in person or by telephone.

Risk Oversight

The Company faces various risks in its business, including liquidity and operational risks. Liquidity risk is encountered in the context of balancing contractual commitments to spend capital, and also is involved in the Company’s hedging commitments for oil and gas price protection. Any change in our hedging strategy will require the approval of the Board.

General business operations are managed by our executive officer, who reports to the Board as needed on developments in approved areas. Operations are run in conformity with the annual budget presented by management and approved, with appropriate modifications as needed throughout the year, by the Board. However, material budget variations (for example, a proposed acquisition or disposition of a significant property or an entry into a significant joint venture) are subject to prior approval by the Board, even if the category and fund allocation generally had been previously approved by the Board. In these situations, the Chairman will call a Board meeting to discuss specific terms, costs and variables, and associated risks, before committing the Company. We believe this process provides the Board with a continuing and key role in risk oversight.

Compensation Risk Assessment

We do not believe that our compensation programs encourage excessive risk taking. Risk mitigating factors of our compensation program and Board governance include:

•	A mix of short-term and long-term incentives designed to incentivize creation of long-term shareholder value;

•	Caps on awards under our bonus programs, along with the use of targeted performance goals designed to emphasize metrics that lead to long-term shareholder value creation; and

•	The use of a Hedging Committee to review and approve all swap agreements.

Shareholder Recommendations

The Nominating Committee (which is comprised solely of independent directors) considers and recommends to the Board individuals who may be suitable to be nominated to serve as directors. All director candidates recommended by a shareholder, or a director or officer, will be evaluated by the Nominating Committee in good faith. The Nominating Committee considers diversity in identifying nominees for director, but has not adopted a formal written diversity policy. The charter of the Nominating Committee sets forth a procedure for shareholders to follow in recommending director candidates to the Committee. Pursuant to the charter, a nominating shareholder should provide a written request that the Committee consider a particular candidate at least 150 days prior to the meeting at which the candidate would be elected. The request must include specified information about the candidate, including a discussion of his or her background and experience, and related matters, and the candidate must have certain attributes and experience, in each case as described in the charter.

For the Annual Meeting scheduled for June 20, 2016, the Nominating Committee did not receive a request from any shareholder for consideration of a director nominee candidate.

Principal Holders of Voting Securities and Ownership by Officers and Directors

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 22, 2016, by (a) each stockholder who is known to us to own beneficially 5.0% or more of our outstanding common stock; (b) each of our directors; (c) our sole executive officer, and (d) all directors and our executive officer as a group. This information is based on SEC reports or as otherwise known by us. Except as otherwise indicated, and for shares subject to forfeiture, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of common stock. David A. Veltri, as Trustee of our 1989 Employee Stock Ownership Plan (the “ESOP”) exercises voting powers over any non-allocated shares owned by the ESOP and dispositive powers over all ESOP shares.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of April 22, 2016. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of April 22, 2016 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Such options are assumed to be exercised for purposes of these calculations, even though such exercise prices are currently in excess of the closing price of our common stock of $0.36 as of April 22, 2016. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors and officer is c/o U.S. Energy Corp., 4643 S. Ulster Street, Suite 970, Denver, Colorado 80237.

			Beneficial		Percent
Title of Class	Name of Beneficial Owner	Position with Company	Ownership		of Class
	Directors and Executive Officers:
Common	Thomas R. Bandy	Director	20,000	(1)	0.1%
Common	Stephen V. Conrad	Chairman of Board	89,000	(2)	0.3%
Common	Jerry W. Danni	Director	55,000	(3)	0.2%
Common	Leo A. Heath	Director	37,000	(4)	0.1%
Common	James Fraser	Director	9,000	(5)	0.0%
Common	David A. Veltri	Chief Executive Officer and Director	200,573	(6)	0.7%
Common	Directors and executive officer as a group (6 people)		410,573		1.4%

	Stockholders in Excess of 5%:
Preferred	Mt. Emmons Mining Company	Convertible Preferred Shareholder	4,068,000	(7)	12.6%
	333 N. Central Avenue
	Phoenix, AZ 85004

(1)	Mr. Bandy’s beneficial ownership consists of (i) ownership of 3,334 shares of our common stock, and (ii) 16,666 shares underlying stock options that are presently exercisable.
(2)	Mr. Conrad’s beneficial ownership consists of (i) ownership of 60,000 shares of our common stock, and (ii) 29,000 shares underlying stock options that are presently exercisable.
(3)	Mr. Danni’s beneficial ownership consists of (i) ownership of 10,000 shares of our common stock, and (ii) 45,000 shares underlying stock options that are presently exercisable.
(4)	Mr. Fraser’s beneficial ownership consists of (i) ownership of 5,000 shares of our common stock, and (ii) 4,000 shares underlying stock options that are presently exercisable.
(5)	Mr. Heath’s beneficial ownership consists of (i) ownership of 2,000 shares of our common stock, and (ii) 35,000 shares underlying stock options that are presently exercisable.
(6)	Mr. Veltri’s beneficial ownership consists of (i) ownership of 33,333 shares of our common stock, (ii) 33,333 shares underlying stock options that are presently exercisable, and (iii) the ability to exercise dispositive rights in his capacity as an ESOP Trustee over 133,907 shares currently owned by the ESOP.
(7)	On February 11, 2016, Mt. Emmons Mining Company, a subsidiary of Freeport-McMoRan Inc., acquired 50,000 shares of our Series A Convertible Preferred Stock (“Preferred Stock”) with an initial liquidation preference of $2,000,000 ($40.00 per share). The Preferred Stock accrues dividends at a rate of 12.25% per annum and such dividends are not payable in cash but are accrued and compounded quarterly in arrears and added to the initial liquidation preference. As of April 1, 2016, the adjusted liquidation preference was approximately $2,034,000 or $40.68 per share. At the option of the holder, each share of Preferred Stock may initially be converted into 80 shares of our common stock (the “Conversion Rate”) for an aggregate of 4,000,000 shares. The conversion rate was adjusted for accumulated dividends through March 31, 2016, and is currently at the rate of 81.36 shares of our common stock, resulting in total common shares issuable upon conversion of approximately 4,068,000. The Preferred Stock will generally not vote with the Company’s Common Stock on an as-converted basis on matters put before the Company’s shareholders.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors

The Company’s Board currently consists of six directors. The Company’s Articles of Incorporation provide for the division of the Company’s Board into three classes as equal in number as the total number of members of the Board provided in the Bylaws permits. The Company’s Bylaws limit service of the independent directors to two three year terms. If recommended by the Chairman of the Board and approved by the Board, an independent director may serve one additional term. Directors are subject to mandatory retirement at 70 years of age. If a director reaches the age of 70 during his regularly elected term, he is allowed to serve out the term for which he was elected. In a meeting of the Board of Directors on December 10, 2015, the Board waived the two term limit and the age limit in the case of Chairman Conrad.

The nominees for election at the Annual Meeting are Stephen V. Conrad and David A. Veltri, both of whom are incumbent directors. Please see biographical information for the directors and the nominees below, under the heading “Business Experience of Directors and Officers.” If approved by the shareholders, Stephen V. Conrad and David A. Veltri will serve terms that will expire at the 2019 annual meeting.

Executive Officers

The executive officers of the Company are elected by the Board at the annual directors’ meeting which follows each annual shareholder’s meeting, to serve until the officer's successor has been duly elected and qualified, or until earlier death, retirement, resignation or removal. Please see biographical information for our sole executive officer below, under the heading “Business Experience of Directors and Officers.”

Business Experience of Directors and Officers

Set forth below is certain biographical information for each director and executive officer as of the date of this Proxy Statement. The Nominating Committee selects nominees based on their skills, achievements, and experience, and believes that each nominee should have experience in positions of responsibility and leadership and an understanding of our oil and natural gas exploration and production business. Our overall objective is to identify a group of directors that can best contribute to our long-term success. All of the directors and the nominees discussed below are seasoned leaders who collectively bring to the Board a vast array of oil and gas industry, public company, private company, and other business experience, all at the senior executive officer level, and who meet our director qualification standards. Among other attributes, the members of our Board possess a wide breadth of varied skills, experience and leadership in the natural resources and energy industries, finance and accounting, risk management, operations management, strategic planning, business development, regulatory and government affairs, corporate governance, human resources and compensation, and public policy—qualities that led the Nominating Committee and the Board to conclude that these individuals should serve as our directors at this time, in light of our business and structure, overall industry environment, and our long-term strategy. The specific experiences, qualifications, attributes, and skills of each director and nominee are briefly described below. In addition, the directors and nominees represent diverse backgrounds, skill sets, and viewpoints, with a blend of historical and fresh perspectives on our Company, and have a demonstrated ability to work collaboratively with candid discussion.

Stephen V. Conrad (69) - Independent Director and Director Nominee. Mr. Conrad was elected to the Board on June 25, 2010. Mr. Conrad is a former Partner of Deloitte LLP and Arthur Andersen LLP. He has over 35 years of experience in serving public company clients including numerous oil and gas and mining companies. For the past eleven years Mr. Conrad has been a managing partner of several oil and gas exploration and development funds. Mr. Conrad is a CPA (inactive) with a B.S. Degree in Accounting from Montana State University. The Board has concluded that Mr. Conrad’s experience qualifies him for service as an independent director and as a member of the Audit Committee.

Thomas R. Bandy (62) - Independent Director. Mr. Bandy was elected to the Board on June 29, 2012. Mr. Bandy has over 35 years of management and operational experience in the oil and gas industry. In 1984 Mr. Bandy formed and managed ProTechnics Company, a company that provides specialized tools and techniques to aid oil and gas companies in evaluating the efficiencies of fracture stimulation projects throughout the world. ProTechnics was sold to Core Laboratories in 1996 and remains as a key part of Core Laboratories’ services portfolio. In 1998, Mr. Bandy formed and managed Production Access, a software development company that created software for oil and gas companies to improve their field drilling and production operations. Production Access was sold to Petris Technologies and eventually sold to Halliburton. From 2007 to 2012, Mr. Bandy worked for Blue Tip Energy Management, LLC, a private equity company formed to purchase and exploit producing oil and gas assets in the U.S. In 2013, Mr. Bandy co-Founded IronHorse Resources LLC, a privately held oil and gas company which currently owns producing assets in the Rocky Mountain region. The Board has concluded that Mr. Bandy’s experience qualifies him for service as an independent director and as a member of the Compensation, Hedging and Nominating Committees.

Jerry W. Danni (63) - Independent Director. Mr. Danni was elected to the Board on June 24, 2011. Mr. Danni has more than 30 years of experience in the domestic and international mining industry including as Senior Vice President Sustainability for Goldcorp, Inc., Executive Vice President and Senior Vice President, Corporate Affairs for Golden Minerals Company; Senior Vice President, Environment, Health and Safety for Kinross Gold Corporation; Vice President, Environmental Affairs for Cyprus Climax Metals Company; and Director, Corporate Environmental and Government Affairs for Lac Minerals Ltd. Mr. Danni has a Bachelor of Chemistry degree from Western State College and is a member of the Society of Mining Engineers. Mr. Danni has also served on the Board of Directors for the National Mining Association and the Board of Trustees of the Northwest Mining Association. The Board has concluded that Mr. Danni’s experience qualifies him for service as an independent director and as a member of the Audit and Compensation Committees.

Leo A. Heath (66) - Independent Director. Mr. Heath was elected to the Board on June 24, 2011. Mr. Heath has nearly 40 years of experience in the oil and gas industry including as Department Head/Assistant Professor of Petroleum Engineering at Montana Tech; Manager of production engineering and field operations in Montana for EnCana Energy Resources, Inc.; District Manager and Production Manager for North American Resources Company; Partner and Owner of Sylvan Petroleum Corp.; Development Manager for Petro Lewis Corp.; Drilling and Production Manager for TXO Production Corp.; and other engineering positions with various other oil and gas companies. Mr. Heath has both a Bachelor of Science degree in Petroleum Engineering and a Master’s degree in Project Engineering and Management from Montana Tech. Mr. Heath is a Registered Professional Engineer, a member of the Society of Petroleum Engineers, and also serves as a Member of the Board of Directors for the Montana Petroleum Association. The Board has concluded that Mr. Heath’s experience qualifies him for service as an independent director and as a member of the Audit, Compensation and Nominating Committees.

James B. Fraser (62) – Independent Director. Mr. Fraser was elected to the Board on June 20, 2014. Mr. Fraser has over 35 years of management, operational and technical experience in the oil and gas industry. Mr. Fraser is currently the Managing Partner & CEO of Source Rock Energy Partners, a private equity firm formed in January 2014 to provide capital for North American upstream energy ventures. Mr. Fraser was President/Owner of Fraser Consulting Inc., from 2012 to 2014 providing consulting services to the E&P industry focusing on resource play strategy and development. Mr. Fraser’s prior experience includes: from 2008 to 2012, Senior Vice President – Shale Division, North American Operations for Talisman Energy Inc.; Vice President – Operations, Southern Division for Chesapeake Energy Corporation; and Operational and Exploration management roles with Burlington Resources and predecessor companies. The Board has concluded that Mr. Fraser’s experience qualifies him for service as an independent director and as a member of the Compensation and Hedging Committees. Mr. Fraser has a Bachelor of Science degree in Petroleum Engineering from Montana Tech and a Masters of Business Administration-Finance degree from Regis College.

David A. Veltri (58) – Director, Chief Executive Officer, President, Chief Operating Officer and Director Nominee.  Mr. Veltri has over 32 years of oil and natural gas industry experience with a major oil company and several independent oil companies, where he has managed and provided engineering for all phases of upstream and mid-stream oil and natural gas operations, covering North Dakota, Wyoming, the Rocky Mountains, the Southern U.S., Mid-Continent, Louisiana, Texas and various international locations. Mr. Veltri served as Chief Operating Officer of Emerald Oil, Inc. from November 2012 until December 2014. In March 2016, Emerald Oil filed voluntary Chapter 11 petitions in U.S. Bankruptcy Court. Mr. Veltri served as an independent petroleum engineering consultant from October 2011 through November 2012. From August 2008 through September 2011, Mr. Veltri served as Vice President/General Manager of Baytex Energy USA Ltd., where he managed business unit operations, capital drilling programs, lease maintenance and producing properties in the Williston Basin in North Dakota. From September 2006 to July 2008, Mr. Veltri was Production Manager at El Paso Exploration and Production Company, where he managed producing oil and natural gas properties located in northern New Mexico. Mr. Veltri received a Bachelor of Science in Mining and Engineering from West Virginia University.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directors, executive officers, and persons beneficially holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in that ownership in reports that must be filed with the SEC and us. The SEC has designated specific deadlines for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due.

Based solely on a review of reports furnished to us and written representations from the filing persons, all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed in 2015 under Section 16(a) of the Exchange Act.

Board Recommendation

The Board recommends you vote for Proposal 1. For the reasons provided in this Proxy Statement, we are asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders approve the election of each of Stephen V. Conrad and David A. Veltri as a director of the Company to serve until the third succeeding annual meeting of shareholders to be held in 2019 and until his successor has been duly elected or appointed and qualified.”

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board seeks shareholder ratification of the Audit Committee's appointment of Hein & Associates LLP, certified public accountants, to act as the auditors of our financial statements for the year ending December 31, 2016. Hein & Associates LLP has audited our financial statements for the years ended December 31, 2015, 2014 and 2013. The Audit Committee has not determined what action, if any, would be taken should the appointment of Hein & Associates LLP not be ratified at the meeting.

Principal Accounting Fees and Services

The Audit Committee approves the terms of engagement before we engage the audit firm for audit and non-audit services, except as to engagements for services outside the scope of the original terms, in which instances the services are provided pursuant to pre-approval policies and procedures established by the Audit Committee. These pre-approval policies and procedures are detailed as to the category of service and the Audit Committee is kept informed of each service provided. These policies and procedures, and the work performed pursuant thereto, do not include any delegation to management of the Audit Committee's responsibilities under the Exchange Act.

Hein & Associates LLP charged the following fees related to our 2015 and 2014 financial statements, all of which were approved by the Audit Committee:

	2015		2014
	Amount	Percent	Amount	Percent

Audit fees (1)	$167,829	76%	$224,400	44%
Audit -related fees (2)	13,125	6%	13,100	2%
Tax fees (3)	40,635	18%	45,100	9%
All other fees (4)	-	0%	230,100	45%

Total	$221,589	100%	$512,700	100%

(1)	Includes fees for the 2015 and 2014 audits of our annual financial statements and reviews of our quarterly financial information filed with the SEC.
(2)	Includes fees for 2015 and 2014 audits of the annual financial statements for our wholly owned subsidiary, Energy One LLC.
(3)	Includes fees for tax return preparation and consultation on tax matters incurred during 2015 and 2014.
(4)	Includes fees for joint interest audit services incurred during 2014.

Relationship with Independent Accountants

Hein & Associates LLP has audited the Company's financial statements for the years ended December 31, 2015, 2014 and 2013. A representative will be present at the Annual Meeting in person or by telephone to respond to appropriate questions, and will be provided the opportunity to make a statement at the meeting. There have been no disagreements between the Company and Hein & Associates LLP concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which were not resolved to the satisfaction of that firm.

Board Recommendation

The Board recommends you vote for Proposal 2. For the reasons provided in this Proxy Statement, we are asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders ratify the Audit Committee's appointment of Hein & Associates LLP, certified public accountants, to act as the auditors of the Company’s financial statements for the year ending December 31, 2016.”

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our shareholders are entitled to cast an advisory “say-on-pay” vote at the Annual Meeting to approve the compensation of the Company’s executive officer as disclosed in this Proxy Statement. The Company will hold an advisory vote on executive compensation every year until the next required advisory vote with respect to the frequency of advisory votes on executive compensation, which will occur at the Company’s annual meeting of stockholders in 2017. At the 2015 annual shareholders meeting, the say-on-pay vote was 9,114,952 votes for, 2,440,783 against, and 80,857 shares abstaining.

As an advisory vote, this Proposal 3 is not binding on the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Our executive compensation programs are designed to provide a competitive level of compensation to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance shareholder value.

EXECUTIVE COMPENSATION

Summary Compensation Table

As of December 31, 2015, our Chief Executive Officer was our only executive officer. The following table sets forth the cash and non-cash compensation for the years ended December 31, 2015 and 2014 earned by each person who served as Chief Executive Officer during 2015, and our other two most highly compensated executive officers (collectively, the “Named Executive Officers”). Beginning in June 2015, each of our directors and executive officers agreed to a voluntary 20% base salary reduction as one of a number of cost savings measures implemented in response to the steep downturn in the price of oil.

Name and Position	Year	Salary		Bonus		Stock Awards		Option Awards (7)		Change in Non- Qualified Deferred Compensation		All Other Compensation		Total

David A. Veltri,	2015	$331,392	(1)	$-		$150,000	(6)	$87,790	(8)	$-		$30,900	(11)	$600,082
Chief Executive Officer	2014	-		-		-		-		-		-		-

Keith G. Larsen, former	2015	$284,694	(2)	$-		$150,000	(6)	$136,353	(8)(9)	$45,704	(10)	$580,900	(12)	$1,197,651
Chief Executive Officer	2014	306,100	(2)	30,600	(5)	-		-		26,000	(10)	31,400	(12)	394,100

Steven D. Richmond,	2015	$209,125	(3)	$-			(6)	$67,667	(8)(9)	$-		$155,146	(13)	$431,938
former Chief Financial Officer	2014	201,400	(3)	20,100	(5)	-		-		-		32,700	(13)	254,200

Bryon G. Mowry,	2015	$203,763	(4)	$-			(6)	$65,730	(8)(9)	$-		$154,362	(14)	$423,855
former Secretary and Principal Accounting Officer	2014	193,600	(4)	19,400	(5)	-		-		-		28,000	(14)	241,000

(1)	Mr. Veltri was hired to serve as our President and Chief Operating Officer effective January 1, 2015 at an annual base salary of $359,000 and eligibility to receive an annual performance bonus of up to 150% of his base salary. Beginning in June 2015, Mr. Veltri agreed to a voluntary 20% base salary reduction. Effective September 25, 2015, Mr. Veltri was appointed to also serve as our Chief Executive Officer and his compensation did not change as a result of this appointment. However, effective October 18, 2015, Mr. Veltri’s base salary was reinstated to his original annual base salary of $359,000.
(2)	Mr. Larsen served as our Chief Executive Officer until his resignation on September 25, 2015. Beginning in January 2014, his base salary was approximately $313,000 with an increase to $375,000 in January 2015. Beginning in June 2015, Mr. Larsen agreed to a voluntary 20% base salary reduction.
(3)	Mr. Richmond served as our Chief Financial Officer during 2014 and 2015 until his resignation effective December 31, 2015. Beginning in January 2014, his base salary was approximately $204,000 with an increase to $234,000 in January 2015. Beginning in June 2015, Mr. Richmond agreed to a voluntary 20% base salary reduction.

(4)	Mr. Mowry served as our Principal Accounting Officer and Secretary during 2014 and 2015 until his resignation effective December 31, 2015. Beginning in January 2014, his base salary was approximately $198,000 with an increase to $228,000 in January 2015. Beginning in June 2015, Mr. Mowry agreed to a 20% voluntary base salary reduction.
(5)	All of our officers and employees were paid a holiday bonus equal to 10% of base salary in 2014. A holiday bonus was not paid in 2015 as a cost savings measure implemented in response to the steep downturn in the price of oil.
(6)	In January 2015, we made a restricted stock awards of 100,000 shares to each of Mr. Veltri and Mr. Larsen, 71,316 shares to Mr. Richmond, and 69,395 shares to Mr. Mowry. Each of these awards was valued based on the closing price of our common stock on the date of grant of $1.50 per share. All of these awards were originally scheduled to vest for one-third of the shares on the anniversary dates of the grants in January 2016, 2017 and 2018. In connection with the resignation and related separation agreements entered into with Messrs. Larsen, Richmond and Mowry, we agreed to immediately accelerate vesting of all shares on their respective termination dates.
(7)	The aggregate grant date fair value for stock awards and modifications was computed in accordance with FASB ASC 718. A discussion of all assumptions made in the valuation of the awards is in Note 11, Shareholders’ Equity, to our consolidated financial statements for the year ended December 31, 2015, included in our Form 10-K filed with the SEC on April 14, 2016. For purposes of this table, the entire fair value of awards with graded vesting are reflected in the year of grant, whereas under FASB ASC 718 the fair value of graded vesting awards is recognized in our financial statements over the vesting period.
(8)	In January 2015, we granted stock option awards for 100,000 shares to each of Mr. Veltri and Mr. Larsen, 71,316 shares to Mr. Richmond, and 69,395 shares to Mr. Mowry. Each of these awards was valued at the estimated fair value on the grant date of approximately $0.88 per share. All of these awards were originally scheduled to vest for one-third of the shares on the anniversary dates of the grants in January 2016, 2017 and 2018. In connection with the resignation and related separation agreements entered into entered into with Messrs. Larsen, Richmond and Mowry, we agreed to immediately accelerate vesting of all options on their respective termination dates.
(9)	In connection with the resignation and related separation agreements entered into with Messrs. Larsen, Richmond and Mowry, we also agreed to modify certain option awards that would have expired in connection with the termination of their employment for a total of 346,666 shares, 192,983 shares and 187,728 shares, respectively. We agreed to permit exercise through the original contractual expiration date of the options, which resulted in a revaluation of the options to determine the fair value of the modified awards on the executive officers’ respective termination dates. The fair value of the modified options for Messrs. Larsen, Richmond and Mowry amounted to $48,563, $5,059 and $4,808, respectively.
(10)	The amounts shown in this column are attributable to the increase in the actuarial value of benefits payable to Mr. Larsen under our executive retirement plan determined using interest rate and mortality assumptions consistent with those used in our financial statements. In December 2015, Mr. Larsen and the other retirement plan participants agreed to terminate the plan in exchange for cash settlements of the plan obligations in the first quarter of 2016. Mr. Larsen’s share of these cash payments amounted to approximately $360,000.
(11)	All Other Compensation for Mr. Veltri is primarily comprised of a $27,000 contribution for the benefit if Mr. Veltri to our 1989 Employee Stock Ownership Plan (the “ESOP Plan”) and a $4,000 matching 401(k) plan contribution in 2015.
(12)	All Other Compensation in 2015 for Mr. Larsen is primarily comprised of a severance payment of $550,000. Due to his resignation, Mr. Larsen eliminated the possibility of vesting in our 2001 Retirement Plan for which we had recognized an accrued retirement liability of approximately $360,000. All Other Compensation consists primarily of (i) severance of $550,000, (ii) an ESOP Plan contribution of $27,000, and (iii) a $4,000 matching 401(k) plan contribution during 2015. All Other Compensation in 2014 for Mr. Larsen is primarily comprised of an ESOP Plan contribution of $27,000 and a $4,000 matching 401(k) plan contribution.
(13)	All Other Compensation in 2015 for Mr. Richmond is primarily comprised of a severance payment of approximately $129,000, an ESOP contribution of $22,000, and a $4,000 matching 401(k) plan contribution. All Other Compensation in 2014 for Mr. Richmond is primarily comprised of an ESOP Plan contribution of $27,000 and a $4,000 matching 401(k) plan contribution.

(14)	All Other Compensation in 2015 for Mr. Mowry is primarily comprised of a severance payment of approximately $129,000, an ESOP contribution of $21,000, and a $4,000 matching 401(k) plan contribution. All Other Compensation in 2014 for Mr. Mowry is primarily comprised of an ESOP Plan contribution of $27,000 and a $4,000 matching 401(k) plan contribution.

Each executive officer participated in the ESOP Plan, which was established to make annual contributions toward employee retirement. During 2015 and 2014, all officers received an annual contribution to their ESOP Plan accounts of 10% of the executive’s plan year compensation in common stock of the Company, up to an annual salary limitation of $265,000 for 2015. In addition to the 10% ESOP Plan contribution, the officers received certain unallocated shares from terminated employees pursuant to the terms of the ESOP Plan. Each executive officer also participated in the 401(k) plan and each received a $4,000 contribution during 2015 and 2014 as a matching amount on their 401(k) contributions to the plan. In consideration of the administrative costs to maintain the 401(k) plan and the fact that we currently only have one employee participating in the plan, our Board of Directors took action to dissolve the 401(k) plan by the end of April 2016. During 2015 and 2014, we did not have any non-equity incentive compensation to report in the table above.

Outstanding Equity Awards

The following table provides information relating to the unexercised stock options and the unvested stock awards for the Named Executive Officers as of December 31, 2015. Each award to each named executive is shown separately, with a footnote describing the award’s vesting schedule.

	Stock Option Awards							Restricted Stock Awards
	Number of Securities Underlying				Option		Option	Shares of Restricted Common
	Unexercised Options				Exercise		Expiration	Stock That Have Not Vested
Name	Exercisable		Unvested		Price		Date	Number		Market Value

David A. Veltri	-		100,000	(2)	$1.50		1/2/25	100,000	(4)	$16,250	(5)

Keith G. Larsen	75,000	(1)	-		$2.52		9/21/18	-		$-
Keith G. Larsen	150,000	(1)	-		4.97		7/26/17	-		-
Keith G. Larsen	65,000	(1)	-		2.08		7/1/23	-		-
Keith G. Larsen	100,000	(1)	-		1.50		1/2/25	-		-

Total for Mr. Larsen	390,000		-		3.13	(3)		-		$-

Steven D. Richmond	50,000	(1)	-		$2.08		7/1/23	-		$-
Steven D. Richmond	25,000	(1)	-		2.32		7/10/22	-		-
Steven D. Richmond	30,000	(1)	-		2.52		9/21/18	-		-
Steven D. Richmond	75,000	(1)	-		4.97		7/26/17	-		-
Steven D. Richmond	71,316	(1)	-		1.50		1/2/25	-		-

Total for Mr. Richmond	251,316		-		2.85	(3)		-		$-

Bryon G. Mowry	40,000	(1)	-		$2.08		7/10/22	-		$-
Bryon G. Mowry	25,000	(1)	-		2.32		7/10/22	-		-
Bryon G. Mowry	30,000	(1)	-		2.52		9/21/18	-		-
Bryon G. Mowry	75,000	(1)	-		4.97		7/26/17	-		-
Bryon G. Mowry	69,395	(1)	-		1.50		1/2/25	-		-

Total for Mr. Mowry	239,395		-		2.90	(3)		-		$-

(1)	In connection with the resignation and related separation agreements entered into with Messrs. Larsen, Richmond and Mowry, we agreed to accelerate vesting for all outstanding options and we modified certain option awards that would have expired in connection with the termination of their employment. Accordingly, all options held by these individuals are exercisable as of December 31, 2015.
(2)	In January 2015, Mr. Veltri was granted a stock option award for 100,000 shares of common stock, of which one-third of the shares vest on the anniversary dates of the grants in January 2016, 2017 and 2018.
(3)	Represents the weighted average exercise price for all options held by each individual.
(4)	In January 2015, Mr. Veltri was granted a restricted stock award for 100,000 shares of common stock, of which 33,333 shares vested on January 2, 2016, 33,333 shares will vest on January 2, 2017, and the remaining 33,334 shares will vest on January 2, 2018.
(5)	Mr. Veltri’s unvested shares of restricted stock had a market value of $16,250 on December 31, 2015, based on the closing market price for the Company’s common stock of $0.1625 on such date.

Agreements with Named Executive Officers; Potential Payments upon Termination or a Change in Control

As previously disclosed, in connection with the resignations of Keith G. Larsen (effective September 25, 2015), Steven D. Richmond (effective December 31, 2015) and Byron G. Mowry (effective December 31, 2015), the Company entered into a separate Agreement of Mutual Release of All Claims with each of Messrs. Larsen, Richmond, and Mowry, which provided, among other things, for severance (including health insurance) payments to Messrs. Larsen, Richmond, and Mowry in the amount of $550,000, $129,000, and $129,000, respectively, and immediate vesting of their outstanding options and restricted stock awards.

As of December 31, 2015, the Company is not subject to any employment agreements or any other agreements that provide for potential payments in the event of a change of control of the Company.

Non-Employee Director Compensation

We generally use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. Additionally, our directors are reimbursed for reasonable travel expenses incurred in attending meetings. In setting director compensation, we consider the significant amount of time that directors expend fulfilling their duties to us as well as the skill level required of such directors. For the year ended December 31, 2015, all non-employee director compensation was paid in cash as shown below:

	Nature of Director Fees
Director Name (1)	Director		Committee		Total

Thomas R. Bandy	$45,000	(2)	$-		$45,000
Stephen V. Conrad	45,000	(2)	13,500	(4)	58,500
Jerry W. Danni	45,000	(2)	6,750	(4)	51,750
Leo A. Heath	45,000	(2)	4,500	(4)	49,500
James B. Fraser	45,000	(2)	-	(4)	45,000
Mark J. Larsen	-	(3)	-	(3)	-

All directors as a group	$225,000		$24,750		$249,750

(1)	David A. Veltri was appointed to our Board of Directors on December 31, 2015 as a replacement to Mark J. Larsen who resigned on that date. Mr. Veltri has been omitted from this table since he does not receive additional compensation for serving as a director of the Company. Mr. Veltri’s compensation is described above under “Executive Compensation.”
(2)	Effective July 1, 2015, each of our independent directors receives annual cash compensation for serving on our Board of Directors of $40,000, payable at the rate of $3,333 per month. Prior to July 1, 2015, the annual compensation of independent directors was $50,000, payable at the rate of $4,167 per month. Effective July 1, 2015, each of our independent directors agreed to a voluntary 20% fee reduction as one of a number of cost savings measures implemented in response to the steep downturn in the price of oil.
(3)	During 2015, Mark J. Larsen served as a member of our Board of Directors until his resignation on December 31, 2015. Mr. Larsen previously served as our President, Chief Operating Officer and Treasurer until his resignation as an executive officer on December 31, 2014. As discussed below under the caption Certain Relationships and Related Transactions, we retained Mr. Larsen to provide consulting services for a one-year term ending on December 31, 2015. During 2015, we did not pay Mr. Larsen any fees for services in his capacity as a member of our Board of Directors.
(4)	Independent directors receive additional fees for serving as the Chairman of our board committees. Effective July 1, 2015, Mr. Conrad receives an annual fee of $12,000 to serve as Chairman of the Audit Committee; Mr. Danni receives an annual fee of $6,000 to serve as Chairman of our Compensation Committee; and Mr. Heath receives an annual fee of $4,000 to serve as Chairman of our Nominating Committee. Prior to July 1, 2015, Mr. Conrad received an annual fee of $15,000 to serve as Chairman of the Audit Committee; Mr. Danni received an annual fee of $7,500 to serve as Chairman of the Compensation Committee; and Mr. Heath received an annual fee of $5,000 to serve as Chairman of the Nominating Committee. Effective July 1, 2015, each of our committee chairmen agreed to a voluntary 20% reduction in their fees as one of a number of cost savings measures implemented in response to the steep downturn in the price of oil.

Due to the resignation of Keith Larsen in September 2015, Mr. Conrad assumed the duties of Chairman of the Board of Directors. In recognition of the additional time required by Mr. Conrad to fulfill these duties, the Board of Directors increased Mr. Conrad’s board compensation by $2,333 per month effective January 1, 2016.

Equity Compensation Plan Information

Presented below is information about each of our Equity Incentive Plans as of December 31, 2015:

	Number of Shares to be Issued Upon:				Securities
	Exercise of Outstanding Options		Vesting of Restriced Stock		Available
	Number of	Weighted Average	Number of	Weighted Average	For Future
	Shares	Exercise Price	Shares	Grant-Date Price	Issuance
	(a)	(b)	(c)	(d)	(e)

Plans Approved by Shareholders:
2001 Incentive Stock Option Plan	1,430,312	$4.28	-	$-	-
2008 Stock Option Plan for Independent
Directors and Advisory Board Members	178,666	3.28	-	-	-
2012 Equity and Performance Incentive Plan	734,044	1.85	100,000	1.50	2,352,622
Plans Not Approved by Shareholders	-	-	-	-	-

Total	2,343,022	$3.44	100,000	$1.50	2,352,622

Executive Retirement Plan

A retirement plan for executives was approved by our Board of Directors on October 20, 2005. Eligibility requirements for receiving benefits under the plan include reaching age 60 and having served for a minimum of 15 years as a designated executive and being employed by us on December 31, 2010.

Benefits include five years of payments equal to 50% of the greater of the average of the individual’s last five years of base salary or the last annual base salary. In addition, upon retirement, officers are generally eligible for healthcare insurance for themselves and their spouses for 18 months. In order to fund the Retirement Plan obligation, we periodically made cash contributions to a separate trust account that was managed by an independent trustee. We periodically engaged the services of a third party actuary to determine the estimated liability under the Retirement Plan. The Company and the Retirement Plan participants mutually agreed to terminate the retirement plan in December 2015, and all obligations were settled through cash payments during the first quarter of 2016.

Certain Relationships and Related Transactions

Family Employment

Keith G. Larsen, former Chairman and CEO, and Mark J. Larsen, a former director, President and COO, are brothers. Former employee Richard Larsen is the brother of Keith and Mark Larsen and former employee Reginald Larsen is the son of Richard Larsen. As of December 31, 2015, none of these family members continued to be employed or serve as directors of the Company. The following table sets forth the amounts paid to these family members for compensation for the years ended December 31, 2015 and 2014:

Name	Salary		Bonus		Stock Awards		Option Awards		Change in Non- Qualified Deferred Compensation		All Other Compensation		Total

2015:
Keith G. Larsen	$284,694	(1)	$-		$150,000	(1)	$136,353	(1)	$45,704	(1)	$580,900	(1)	$1,197,651
Mark J. Larsen	-		-		-		-		-		273,816	(2)	273,816
Richard Larsen	159,335		-		-		-		-		19,119	(3)	178,454
Reginald Larsen	100,996		-		-		-		-		34,761	(4)	135,757

Total	$545,025		$-		$150,000		$136,353		$45,704		$908,596		$1,785,678

2014:
Keith G. Larsen	$306,100		$30,600	(5)	$-		$-		$26,000	(6)	$31,400	(3)	$394,100
Mark J. Larsen	297,300		29,700	(5)	-		24,300		280,600	(6)	31,400	(3)	663,300
Richard Larsen	162,000		16,200	(5)	-		-		-		24,100	(3)	202,300
Reginald Larsen	88,500		8,900	(5)	-		-		-		12,100	(3)	109,500

Total	$853,900		$85,400		$-		$24,300		$306,600		$99,000		$1,369,200

(1)	Please refer to the Summary Compensation Table under “Executive Compensation” for information about compensation for Keith Larsen.
(2)	In September 2014, Mark J. Larsen notified us that he intended to resign as President, Chief Operating Officer and Treasurer effective December 31, 2014. We retained Mr. Larsen to provide consulting services relating to our Mt. Emmons mining project for a one-year term beginning January 1, 2015. In consideration for those services, we agreed to pay Mr. Larsen consulting fees equal to his then current annual salary of $304,240. Effective July 1, 2015, Mr. Larsen agreed to a voluntary 20% reduction in his consulting fee as one of a number of cost savings measures implemented in response to the steep downturn in the price of oil. Mr. Larsen remained on our Board of Directors until his resignation on December 31, 2015.
(3)	All Other Compensation is primarily comprised of contributions under our ESOP Plan.
(4)	All Other Compensation for Reginald Larsen is comprised of a severance payment of approximately $23,000 upon his termination of employment on December 31, 2015, a $10,000 ESOP Plan contribution, and a $2,000 matching 401(k) plan contribution in 2015.
(5)	All officers and employees were paid a holiday bonus equal to 10% of base salary for the year ended December 31, 2014.
(6)	The amounts shown in this column are attributable to the increase in the actuarial value of each NEO's combined benefits under our executive retirement plan determined using interest rate and mortality assumptions consistent with those used in our financial statements. No NEO received preferential or above market earnings on deferred compensation.

The Company has adopted a nepotism policy pursuant to which family members of any employee, which include fathers, mothers, siblings, sons, daughters, nieces, nephews or grandchildren, may not be hired or terminated by a direct family member. Additionally, family members are not allowed to participate in any discussion relating to the setting of compensation rates for other family members. In addition, an immediate relative of any employee can only be hired after the Compensation Committee has reviewed the application of the direct family member and has satisfied itself that (a) the position is necessary, (b) the position has been adequately advertised, (c) other applicants have been interviewed by non-family managers of the Company and (d) that the family member is the most qualified for the position. Further, written approval from the Chairman of the Compensation Committee must be received along with an approved rate of pay before any family members of any employees, officers or directors can be employed and paid by the Company.

Related Person Transaction Policy

From time to time, we have entered into transactions with certain “related persons,” a category that generally includes executive officers, directors, and beneficial owners of five percent or more of our common stock, and immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” The Audit Committee is responsible for the review and approval of each related party transaction exceeding $120,000, although, as a matter of practice, the Committee reviews, and, if appropriate, approves, all related party transactions regardless of the amount involved.

The Audit Committee considers all relevant factors when determining whether to approve a proposed related party transaction, including (without limitation):

•	the size of the transaction and the amount of consideration that might be paid to a related person;

•	the nature of the interest of the applicable related person; and

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties.

Implementation of the Policy

In determining whether to approve a proposed related party transaction, the Audit Committee must be reasonably satisfied that:

•	the transaction likely will significantly benefit all shareholders, even though it will provide a benefit to the related parties; and

•	goods or services of comparable quality either cannot be obtained from third parties in time to meet the Company’s needs, or can be obtained but at a significantly higher cost.

In appropriate circumstances, the Committee may enlist outside sources to obtain information about the possibility of using third party vendors’ goods and/or services.

Compensation of certain related persons other than executive officers is determined by the Compensation Committee rather than the Audit Committee as discussed in “Family Employment.” The policy has been followed by the Committee since 2004.

Related Party Transactions

Since the beginning of fiscal year 2015 until the date hereof, there have been no related party transactions except for the compensation described in “Family Employment” above.

Board Recommendation

The Board recommends you vote for Proposal 3. For the reasons provided in this Proxy Statement, we are asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of our named executive officers for 2015 as disclosed in the proxy statement for U.S. Energy’s 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, the compensation tables and the narrative disclosures that accompany the compensation tables.”

PROPOSAL 4: APPROVAL OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

Introduction

Our Board of Directors has unanimously approved and recommended to our stockholders an amendment to our Restated Articles of Incorporation through the filing of Articles of Amendment to the Restated Articles of Incorporation (the “Articles of Amendment”) to effect a reverse stock split of our common stock at a reverse split ratio of six shares for one share (6:1) (the “Reverse Stock Split”). If this Proposal is approved, our Board will file the Articles of Amendment with the Secretary of State of the State of Wyoming promptly following the Annual Meeting.

The Reverse Stock Split will have no effect on the par value per share of our common stock and will not reduce the number of authorized shares of common stock but will have the effect of reducing the number of issued and outstanding shares of common stock by the chosen ratio. Other than as described below, the Company will pay cash in lieu of fractional shares resulting from the Reverse Stock Split. The Articles of Amendment in substantially the form expected to be filed by the Board to implement the Reverse Stock Split is attached to this proxy statement as Appendix A.

Reasons for the Reverse Stock Split

Our common stock is listed on the NASDAQ Capital Market, and in order for us to maintain the listing, our common stock must maintain a minimum bid price of $1.00 as set forth in NASDAQ Marketplace Rule 5550(a)(2). If the closing bid price of the common stock is below $1.00 for 30 consecutive trading days, then the closing bid price of the common stock must be $1.00 or more for 10 consecutive trading days during a 180-day grace period to regain compliance with the rule.  On July 9, 2015, the closing bid price of our common stock had been below $1.00 for 30 consecutive trading days, starting an automatic 180-day grace period to regain compliance with the rule.  On July 10, 2015, we received a letter from The Nasdaq Stock Market confirming our noncompliance with Nasdaq Listing Rule 5550(a)(2).  We failed to regain compliance within the 180-day grace period and, on January 8, 2016, Nasdaq granted an additional Compliance Period extending until July 5, 2016, the date by which we must regain compliance or we will be delisted from trading on the NASDAQ Capital Market.

During the period from July 9, 2015 through April 22, 2016, the closing price for our common stock has ranged from a low of $0.12 per share to a high of $0.71 per share, and the average closing price during this period was $0.38 per share. Furthermore, during the period from January 1, 2016 through April 22, 2016, the closing price for our common stock has not exceeded $0.45 per share. In order to maintain our NASDAQ Capital Market listing, our common stock must achieve a closing bid price of $1.00 per share or more for a 10 consecutive trading days by July 5, 2016. The Reverse Stock Split is one method for achieving this result. We value our listing on the NASDAQ Capital Market and, conditioned on shareholder approval, will implement the Reverse Stock Split promptly following the Annual Meeting in order to assist in maintaining such listing. We do not intend to effect a going private transaction as a result of the Reverse Stock Split.

Our Board believes that the delisting of our common stock from The NASDAQ Capital Market would likely result in decreased liquidity and/or increased volatility in our common stock, and a diminution of institutional investor interest. The Board also believes that such delisting could cause a loss of confidence of industry partners, customers, lenders and potential employees, which could harm our business and its future prospects.

If our common stock was delisted from the NASDAQ Capital Market, it would likely qualify for quotation on the OTC Bulletin Board or on the “pink sheets,” a price discovery platform maintained by the National Quotation Bureau, Inc. The Board believes that, in this event, stockholders would likely find it more difficult to obtain accurate quotations as to the price of our common stock, and the liquidity of our common stock would likely be reduced, making it difficult for stockholders to buy or sell our common stock at competitive market prices, or at all. In addition, support from institutional investors and/or market makers that currently buy and sell the Company’s stock may decline, possibly resulting in a decrease in the trading price of our common stock.

In evaluating whether or not to recommend that stockholders authorize a reverse stock split, in addition to the considerations described above, our Board also took into account various negative factors associated with a reverse stock split. These factors include: the negative perception of reverse stock splits held by some investors, analysts, and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined, with a corresponding decline in market capitalization; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and the costs associated with implementing a reverse stock split.

Conversely, we believe the current low market price of our common stock impairs its acceptability to important segments of the institutional investor community and the investing public. Many investors look upon low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. We believe that the low market price of our common stock has reduced the effective marketability of our shares because of the reluctance of many brokerage firms to recommend low-priced stock to their clients. Further, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

Our Board has determined that, based upon current business and market factors, continued listing on the NASDAQ Capital Market is in the best interests of the Company and its stockholders, and that the Reverse Stock Split is likely necessary to attempt to maintain the listing of the Company’s common stock on the NASDAQ Capital Market.

The Board believes that the reverse split ratio of six shares for one share (6:1) maximizes the anticipated benefits for our stockholders. In determining whether to approve and recommend the Reverse Stock Split and selecting the reverse split ratio, our Board considered several factors, such as:

•	The total number of shares of common stock outstanding;
•	The status of our common stock listing on the NASDAQ Capital Market and the listing standards and rule-making process of NASDAQ and other stock exchanges;
•	The historical trading price and trading volume of our common stock;
•	The then prevailing trading price and trading volume for our common stock;
•	The anticipated impact of the Reverse Stock Split on the trading price of and market for our common stock; and
•	The outlook for oil price volatility and other prevailing general market and economic conditions.

Reducing the number of outstanding shares of our common stock through a reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions, and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if approved and implemented, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split, or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

If this proposal is approved by the shareholders at the Annual Meeting, the Board will implement the Reverse Stock Split promptly following the Annual Meeting by filing the Articles of Amendment. However, because the closing bid price for our common stock must be at least $1.00 for a minimum of 10 consecutive trading days ending on July 5, 2016, our common stock may still be delisted from the NASDAQ Capital Market if we implement the Reverse Stock Split but fail to meet the minimum bid price requirement. Since there are only 10 trading days between our Annual Meeting date and the end of our compliance period (July 5, 2016), we will need to maintain the closing bid price of at least $1.00 for each of those 10 trading days.

Effect of the Reverse Stock Split on Our Common Stock

As a result of the Reverse Stock Split, every six shares of existing common stock will be combined into one share of common stock. As of April 22, 2016, the approximate number of outstanding shares of common stock that would result from the six shares for one share (6:1) reverse stock split ratio (without giving effect to the treatment of fractional shares) based on the 28,233,068 shares of common stock issued and outstanding as of April 22, 2016 would be 4,705,511. The actual number of shares outstanding after giving effect to the Reverse Stock Split, if approved and implemented, will depend on the actual number of shares of common stock outstanding on the date the Reverse Stock Split takes effect.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not change any stockholder’s percentage ownership interest in us, except that, as described below under “Fractional Shares,” our intent is that record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive cash in lieu of such fractional share. In addition, our current expectation is that the Reverse Stock Split will not affect any stockholder’s proportionate voting power, subject to the treatment of fractional shares and the matters discussed below under “Fractional Shares.”

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

We currently have an unlimited number of common shares authorized for issuance and 100,000 shares of Preferred Stock are authorized, of which 50,000 shares are issued and outstanding. The Reverse Stock Split will not affect the number of authorized shares of capital stock. Authorized but unissued shares of our common stock and preferred stock are available for future issuance as may be determined by our Board without further action by our stockholders, unless stockholder approval is required by applicable law or securities exchange listing requirements in connection with a particular transaction. These additional shares may be issued in the future for a variety of corporate purposes, including, but not limited to, raising additional capital, corporate acquisitions, and equity incentive plans. Except for a stock split or stock dividend, future issuances of common shares will dilute the voting power and ownership of our existing stockholders and, depending on the amount of consideration received in connection with the issuance, could also reduce stockholders’ equity on a per share basis.

Procedure for Implementing the Reverse Stock Split

We expect that the Reverse Stock Split, if approved by our stockholders, would become effective promptly following the filing of the Articles of Amendment to the Restated Articles of Incorporation with the Secretary of State of the State of Wyoming (the “Effective Time”). If this proposal is approved by the shareholders at the Annual Meeting, the Board will implement the Reverse Stock Split promptly following the Annual Meeting by filing the Articles of Amendment.

After the Effective Time, our common stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, and other than as described under “Fractional Shares” below, we intend to treat shares held by stockholders through a bank, broker, custodian, or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians, or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians, or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian, or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians, or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split common stock, subject to adjustment for treatment of fractional shares.

Exchange of Stock Certificates and Elimination of Fractional Share Interests

As soon as practicable after filing the Articles of Amendment to the Restated Articles of Incorporation effecting the Reverse Stock Split with the Secretary of State of the State of Wyoming, stockholders will receive instructions for the exchange of their common stock certificates for new certificates representing the appropriate number of shares of common stock after the Reverse Stock Split. However, if permitted, the Company may elect to effect the exchange in the ordinary course of trading as certificates are returned for transfer. In either event, each current certificate representing shares of common stock will until so exchanged be deemed for all corporate purposes after the filing date to evidence ownership of our common stock in the proportionately reduced number. An exchange agent may be appointed to act for stockholders in effecting the exchange of their certificates.

Stockholders should NOT destroy any stock certificates or submit their stock certificates now. You should submit them only after you receive instructions from us or our exchange agent.

No service charges, brokerage commissions, or transfer taxes will be payable by any stockholder, except that if any new stock certificates are to be issued in a name other than that in which the surrendered certificate(s) are registered it will be a condition of such issuance that (i) the person requesting such issuance pays all applicable transfer taxes resulting from the transfer (or prior to transfer of such certificate, if any) or establishes to our satisfaction that such taxes have been paid or are not payable, (ii) the transfer complies with all applicable federal and state securities laws, and (iii) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Fractional Shares

We do not intend to issue fractional shares in connection with the Reverse Stock Split. In lieu of issuing fractions of shares, we intend to pay cash as follows:

•	If a stockholder’s shares are held in street name, payment for the fractional shares will be deposited directly into the stockholder’s account with the organization holding the stockholder’s shares.
•	If the stockholder’s shares are registered directly in the stockholder’s name, payment for the fractional shares will be made by check, sent to the stockholder directly from our transfer agent upon receipt of the properly completed and executed transmittal letter and original stock certificates.
•	The amount of cash to be paid for fractional shares will be equal to the product obtained by multiplying (i) the average closing price of our common stock as reported by the NASDAQ Capital Market for the five (5) trading days immediately preceding the date of the Reverse Stock Split (or if our common stock is not at such time traded on the NASDAQ Capital Market, then as reported on the primary trading market for our common stock) times (ii) the amount of the fractional share.

We currently expect that those stockholders who hold less than six shares would be eliminated as a result of the payment of cash in lieu of any fractional share interest in connection with the Reverse Stock Split. The Board reserves the right, however, to issue fractional shares to some or all registered holders who would otherwise be eliminated as a result of the Reverse Stock Split, or alternatively, to round up fractional shares to the nearest whole share of common stock for some or all of such registered holders, if the Board shall determine that doing so would be in the Company’s best interests, including in order to avoid effecting a going private transaction as described in Rule 13e-3 of the Securities Exchange Act of 1934. The Board also reserves the right to aggregate fractional shares for cash and arrange for their sale, with the aggregate proceeds from such sale being distributed to the holders of fractional shares on a pro rata basis.

Effect of the Reverse Stock Split on our Equity Compensation Plans, Options, and Restricted Stock Awards

In connection with certain adjustment to our common stock, including adjustment resulting from a reverse stock split, proportionate adjustments are generally required to be made to the number of shares reserved for future issuance under our 2012 Equity and Performance Incentive Plan (the “2012 Equity Plan”), as well as the per share exercise price and the number of shares issuable upon the exercise of all outstanding options (including outstanding option grants under our 2012 Equity Plan and our prior 2001 Incentive Stock Option Plan and 2008 Stock Option Plan for Independent Directors and Advisory Board Members). This would result in approximately the same aggregate price being required to be paid under such options upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately adjusted based upon the six shares for one share (6:1) reverse stock split ratio, subject to our treatment of fractional shares.

Effects of the Reverse Stock Split on our Preferred Stock

In connection with the Reverse Stock Split, we also will make any necessary adjustment to the Series A Convertible Preferred Stock to reflect the reverse stock split of our common stock at a reverse split ratio of six shares for one share (6:1). The current certificate of designations for our Series A Convertible Preferred Stock contains a provision whereby the conversion price for the conversion of shares of Series A Convertible Preferred Stock into shares of common stock is automatically proportionately adjusted in the event of a reverse split of the outstanding shares of common stock. Each share of Series A Convertible Preferred Stock will continue to have one vote on those matters subject to the vote of the Series A Convertible Preferred Stock as set forth in the Certificate of Designation. Accordingly, the proportional voting power of the outstanding shares of Series A Convertible Preferred Stock relative to the outstanding shares of common stock will not change as a result of the Reverse Stock Split except to the extent of the treatment of fractional shares. The amendment will not change the number of authorized shares of Series A Convertible Preferred Stock.

Accounting Matters

The proposed amendment to our Restated Articles of Incorporation will not affect the per share par value of our common stock, which will remain at the current par value of $0.01 per share. As a result, as of the Effective Time, the stated capital on our balance sheet attributable to the common stock will be reduced proportionately based on the six shares for one share (6:1) reverse stock split ratio, and capital in excess of par value on our balance sheet will be increased by the amount by which stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split would be recast to give retroactive effect to the Reverse Stock Split. As described above under “Effects of the Reverse Stock Split on our Equity Compensation Plans, Options, and Restricted Stock Awards,” the per share exercise price of outstanding options would increase proportionately, and the number of shares of our common stock issuable upon the exercise of outstanding options would decrease proportionately, in each case based on the six shares for one share (6:1) reverse stock split ratio. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Certain Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, or a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia (a “U.S. holder”). A trust may also be a U.S. holder if (i) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion,” or other integrated investment transaction for federal income tax purposes, (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment), or (iv) foreign entities and nonresident alien individuals. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split. This summary does not address the tax consequences of transactions occurring prior to or after the Reverse Stock Split, including, without limitation, the exercise of options or rights to purchase common stock in anticipation of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. In certain circumstances, we may elect to issue some or all of our stockholders fractional shares, or alternatively to round up fractional shares to the nearest whole share, rather than paying cash in lieu of fractional shares. Although there is limited authority on the matter, we do not believe that the issuance of fractional shares or rounding up to whole shares should cause the Reverse Stock Split to fail to be treated as a tax-free recapitalization, except to the extent described below. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the presplit shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares or for which an additional fraction of a share is rounded up to a whole share), and the holding period of the post-split shares received will include the holding period of the presplit shares exchanged.

A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Although the treatment of a stockholder who receives an additional fraction of a share to round up to a whole share is not clear, a holder who receives round-up shares in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of additional shares received and the stockholder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Information returns may be required to be filed with the Internal Revenue Service with respect to the receipt of cash or round-up shares in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split in the case of certain stockholders.

No gain or loss will be recognized by us as a result of the Reverse Stock Split.

No Appraisal Rights

Stockholders have no rights under Wyoming law or under our charter documents to exercise appraisal rights with respect to the Reverse Stock Split.

Board Recommendation

The Board recommends you vote for Proposal 4. For the reasons provided in this Proxy Statement, we are asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders approve the amendment to the Restated Articles of Incorporation to effect a six shares for one share (6:1) reverse stock split.”

Report of the Audit Committee

Note: Notwithstanding anything to the contrary otherwise set forth in any of the Company’s filings under the Securities act of 1933 or the Exchange Act that might incorporate other filings (including this Proxy Statement) with the SEC, the following Report of the Audit Committee shall not be deemed to be incorporated by reference into any other such filings.

Management is responsible for the preparation of the Company’s financial statements, and the reporting process, as well as maintaining effective internal control over financial reporting and assessing the effectiveness of the controls. Hein & Associates LLP is responsible for auditing the annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. The Audit Committee is responsible for, among other things, reviewing and selecting the independent registered public accounting firm, reviewing our annual and interim financial statements, and pre-approving all engagement letters and fees for audit and non-audit services provided by our independent accountant.

In performing its oversight functions in connection with the Company’s financial statements as of and for the year ended December 31, 2015, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and Hein & Associates LLP, including the quality of the accounting principles, and the reasonableness of significant judgments made in the preparation of the financial statements;

•	Discussed with Hein & Associates LLP those matters required to be discussed by the statement on Auditing Standards No. 61, as amended and as adopted by the Public Accounting Oversight Board in Rule 3200T;

•	Received written disclosures from Hein & Associates LLP regarding its independence as required by the PCAOB and discussed with Hein & Associates LLP its independence; and

•	Reviewed and approved the services provided by Hein & Associates LLP.

Based upon the foregoing reports and discussions, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on April 14, 2016.

Respectfully submitted by the Audit Committee of the Board

Stephen V. Conrad, Chairman

Jerry W. Danni

Leo A. Heath

APPENDIX A

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

U.S. ENERGY CORP.

AS AMENDED

1.	Corporation name:

U.S. Energy Corp.

2.	Article number(s) _____________ is amended as follows:

Not applicable.

3.	If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Wyoming Business Corporation Act, as amended, of this Articles of Amendment to the Restated Articles of Incorporation, as amended, of U.S. Energy Corp. (the “Company”), each six (6) shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Company or the holder thereof (the “Reverse Stock Split”). The Company is authorized to make a cash payment in lieu of any fractional share interest resulting from the Reverse Stock Split; provided that the Company is also authorized (i) to issue fractional shares to some or all registered holders who would otherwise be eliminated as a result of the Reverse Stock Split or (ii) to round up fractional shares to the nearest whole share of Common Stock for some or all of such registered holders, if the Board of Directors of the Company determines that doing so would be in the best interests of the Company. Certificates that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above. The authorized shares of Common Stock shall not be reduced or otherwise affected by the Reverse Stock Split or this Articles of Amendment, and neither the Reverse Stock Split nor this Articles of Amendment will affect the per share par value of our Common Stock, which will remain at the existing par value of $0.01 per share.

4.	The amendment was adopted on:

June 20, 2016

5.	Approval of the amendment:

Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

U.S. ENERGY CORP.

VOTE VIA THE INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E11189-P78324 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

U.S. ENERGY CORP.

The Board of Directors recommends that you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Stephen V. Conrad
02) David A. Veltri

The Board of Directors recommends you vote FOR the following proposal No. 2:

The Board of Directors recommends you vote FOR the following proposal No. 3:

The Board of Directors recommends you vote FOR the following proposal No. 4:

In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments or postponements thereof.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check the box to the right then indicate the name(s) and the number of votes to be cast for such nominee(s) on the reverse side of this card. **Please do not check box unless you want to exercise cumulative voting.** ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please provide your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date